INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FIRST QUARTER OF 2007

St. Louis, Missouri, May 2, 2007 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the first quarter ended March 31, 2007.

Operating Results - First Quarter

Net sales for the first quarter of 2007 were $573.7 million, compared with $661.4 million in the first quarter of 2006, a decrease of 13%. Net earnings for the first quarter were $2.9 million, down from $30.2 million in the first quarter of last year. Diluted net earnings per common share were $0.06 as compared to $0.61 in the first quarter of last year.

Included in the 2007 first quarter net earnings were restructuring, asset impairment and severance charges totaling $0.02 per diluted common share and the effect of $0.02 in increased expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter of last year, as previously announced. That gain amounted to $0.11 per diluted common share and is included in the 2006 first quarter reported net earnings. Negatively impacting the 2006 first quarter net earnings were restructuring, asset impairment and severance charges totaling $0.01 per diluted common share.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “Business conditions in the first quarter were difficult across all our companies. Already soft retail conditions worsened as the quarter progressed. The earnings shortfall was largely attributable to the soft business environment. We were pleased to report strong cash flow in the quarter, and we are pleased our balance sheet now shows a cash balance more in line with historical trends.

“Recently we announced a major headcount reduction and manufacturing realignment. These were difficult but necessary decisions designed to eliminate costs and keep the business appropriately sized in the face of challenging conditions. We will continue to pursue opportunities to reduce costs as we move forward.”

Mr. Holliman continued, “Concerning our debt, we disclosed in our 10-K filing last March we were negotiating a temporary amendment to our borrowings with our banks and senior note holders. We are pleased to report we have completed those negotiations. The amendment allows us until the end of June to put in place more permanent financing arrangements. We expect this will be achieved in that timeframe. While we are operating under this temporary amendment, our outstanding debt has been reclassified as a current liability on the balance sheet.”

Outlook

Mr. Holliman concluded, “With respect to the second quarter, we do not see an improving marketplace, and as a result we expect net sales to be down around 15 percent versus the second quarter of last year. We expect net earnings per diluted common share to reflect a loss in the $0.11 to $0.07 range. This includes the effect of $0.02 in restructuring, asset impairment and severance charges. The company will no longer call out the increased interest expense as a special item as the expense will be on a comparable basis with the prior year. As is our practice, we will provide an update on our second quarter expectations in early June.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

A conference call will be held to discuss the first quarter results at 7:30 a.m. (Central Time) on May 3, 2007. The call can be accessed on the company’s website at www.furniturebrands.com.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

In this press release, our financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, we provide historic and estimated future net earnings per diluted common share excluding certain charges which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because we believe these non-GAAP financial measures help indicate underlying trends in our business and provide useful information to both management and investors by excluding certain items that are not indicative of our core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006

Net sales	$573,749	$661,445
Cost of sales	449,514	507,506
Gross profit	124,235	153,939
Selling, general & administrative expense	114,830	116,564
Earnings from operations	9,405	37,375
Interest expense	5,073	2,961
Other income, net	440	10,538
Earnings before income tax expense	4,772	44,952
Income tax expense	1,895	14,730
Net earnings	$2,877	$30,222

Net earnings per common share (diluted)	$0.06	$0.61

Average diluted common shares
outstanding (in thousands)	48,336	49,569

Included in the above Consolidated Statements of Operations are restructuring charges and the impact of terminating a cash flow hedge (terminated effective March 31, 2006). The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. We believe this reconciliation provides a meaningful comparison of our ongoing operations.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended
	March 31,	March 31,
	2007	2006

Net earnings	$2,877	$30,222

Adjustments:
Restructuring charges (1)
Cost of sales	431	430
Selling, general & administrative expense	748	344
Termination of hedge accounting (2)	-	(8,503)
Adjustments - total	1,179	(7,729)
Income tax (expense) benefit	413	(2,824)
Adjustments - net	766	(4,905)

Net earnings - adjusted	$3,643	$25,317

(1)	Restructuring charges include asset impairment charges, severance and other closing costs associated with previously announced plant shutdowns.

(2)	Excludes impact of $0.02 per share for the first quarter of 2007 related to the increased interest expense due to the termination of hedge accounting on an interest rate swap.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$47,961	$26,565
Receivables, less allowances of $24,646
($29,025 at December 31, 2006)	356,489	362,557
Inventories	496,489	502,070
Prepaid expenses and other current assets	45,799	49,982
Total current assets	946,738	941,174

Property, plant and equipment, net	220,511	221,398
Intangible assets	352,323	352,323
Other assets	38,183	43,308
	$1,557,755	$1,558,203

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$300,800	$10,800
Accounts payable	99,704	94,515
Accrued expenses and other current liabilities	88,876	83,241
Total current liabilities	489,380	188,556

Long-term debt	800	300,800
Other long-term liabilities	158,736	158,132

Shareholders’ equity	908,839	910,715
	$1,557,755	$1,558,203

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Cash flow from operating activities:
Net earnings	$2,877	$30,222
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation and amortization	8,242	10,093
Compensation expense related to stock option
grants and restricted stock awards	1,029	1,623
Provision (benefit) for deferred income taxes	(425)	(883)
Other, Net	818	(7,675)
Changes in operating assets and liabilities:
Accounts receivable	4,655	(44,014)
Inventories	12,023	(6,498)
Prepaid expenses and other assets	5,785	(399)
Accounts payable and other accrued expenses	5,229	17,143
Other long-term liabilities	4,922	4,579
Net cash provided by operating activities	45,155	4,191

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	(4,241)	-
Proceeds from the disposal of assets	2,358	3,183
Additions to property, plant and equipment	(4,142)	(5,356)
Net cash used by investing activities	(6,025)	(2,173)

Cash flows from financing activities:
Additions to long-term debt	4,000	-
Payments of long-term debt	(14,000)	-
Proceeds from the exercise of stock options	-	6,769
Tax benefit from the exercise of stock options	-	404
Payments of cash dividends	(7,734)	(7,959)
Payments for the purchase of treasury stock	-	(25,000)
Net cash used by financing activities	(17,734)	(25,786)

Net increase (decrease) in cash and cash equivalents	21,396	(23,768)
Cash and cash equivalents at beginning of period	26,565	114,322
Cash and cash equivalents at end of period	$47,961	$90,554

Supplemental disclosure:
Cash payments for income taxes, net	$379	$18,033

Cash payments for interest expense	$2,619	$1,679